EXHIBITS 5 and 23





The Board of Directors
Ralston Purina Company
Checkerboard Square
St. Louis, Missouri 63164

Gentlemen:

     I am Vice President, General Counsel and Secretary of Ralston Purina Company. I have acted as counsel to the Company in connection with the
Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on March 29, 1996, for the purpose of registering under the Securities Act of 1933, $400,000,000 aggregate principal amount of the Company's debt securities that may be sold from time to time
pursuant to  Rule  415 of  the  Securities and  Exchange  Commission.   In  that
capacity, I have examined such matters of fact and law as I have deemed necessary or appropriate for the purpose of this opinion.

     Based on the foregoing examination, I am of the opinion that the Indenture incorporated by reference in the Registration Statement has been duly executed by the parties thereto, and that when debt securities in any of the forms filed as exhibits to the Registration Statement shall have been duly authorized and executed by the Company pursuant to the terms of the Indenture, and such debt securities have been duly authenticated in accordance with the Indenture and duly delivered to and paid for by the purchasers thereof, the debt securities will constitute valid and binding obligations of the Company.
     The undersigned hereby consents  to the filing of  this Opinion as  Exhibit
(5)(24b) to said Registration Statement, and to its use and to the reference to the undersigned under the heading "Legal Opinion" in the said Registration Statement.

                              Very truly yours,



                              James M. Neville
                              Vice President, General Counsel
                              and Secretary